Certain information in this document has been omitted and replaced with “[***]”. Such identified information has been omitted from this document because it is not material and is of the type that the registrant treats as private or confidential.
EXECUTION VERSION
SEVENTH OMNIBUS AMENDMENT TO
FIFTH AMENDED AND RESTATED RECEIVABLES
FUNDING AND ADMINISTRATION AGREEMENT
AND
THIRD AMENDED AND RESTATED RECEIVABLES
SALE AND SERVICING AGREEMENT

This SEVENTH OMNIBUS AMENDMENT (this “Amendment”), dated as of January 21, 2026, is entered into by and among SIT FUNDING LLC (f/k/a SIT Funding Corporation) (the “Borrower”), TD SYNNEX CORPORATION (“TD Synnex”), individually and in its capacity as servicer (in such capacity, the “Servicer”), each of the entities listed on the signature pages hereto as an Originator (each an “Originator”, and collectively, the “Originators”), the MANAGING AGENTS, COMMITTED LENDERS and DISCRETIONARY LENDERS listed on the signature pages hereto, and THE TORONTO-DOMINION BANK, as administrative agent (the “Administrative Agent”), and is the (i) ninth (9th) amendment to the RFA (as defined below) and (ii) the twenty-seventh (27th) amendment to the SSA (as defined below).
RECITALS

A.WHEREAS, the Borrower, the Servicer, the Administrative Agent and each of the Managing Agents, Committed Lenders and Discretionary Lenders party thereto are parties to that certain Fifth Amended and Restated Receivables Funding and Administration Agreement, dated as of December 22, 2021 (together with all exhibits and schedules thereto, and as heretofore amended, restated or supplemented, the “RFA”);

B.WHEREAS, the Originators, the Servicer and the Borrower, as buyer, are parties to that certain Third Amended and Restated Receivables Sale and Servicing Agreement, dated as of January 23, 2009 (together with all exhibits and schedules thereto, and as heretofore amended, restated or supplemented, the “SSA”); and
C.WHEREAS, the Borrower, the Administrative Agent, the Servicer and each of the Managing Agents and Lenders desire to amend and modify certain terms of the RFA as hereinafter set forth, and the Borrower, the Servicer, each of the Originators and the Administrative Agent desire to amend and modify certain terms of the SSA as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Certain Defined Terms. Capitalized terms that are used herein without definition shall have the same meanings herein as in Annex X to the SSA and RFA.

2.Amendments to the RFA and SSA. Effective as of the date hereof, the parties hereto hereby agree:

(a)Annex X to the SSA and RFA is hereby amended and restated in its entirety in the form of Exhibit A attached hereto.
(b)Schedule 12.01 to the RFA is deleted in its entirety and replaced with the Schedule 12.01 attached hereto as Exhibit B.
3.Representations and Warranties. Each of the Originators, the Borrower and the Servicer represents and warrants, for itself, as of the date hereof, as follows:
(a)It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)No consent, approval, authorization or order of, or filing (except for any filing required by federal securities laws), registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment, that have not already been obtained.
(d)The execution and delivery of this Amendment do not (i) violate, contravene or conflict with any provision of its organization documents or (ii) violate, contravene or conflict in any material respect with any laws applicable to such Person.
(e)Immediately after giving effect to this Amendment, (i) the representations and warranties of the Borrower and the Servicer set forth in the RFA and the representations and warranties of the Servicer and Originators set forth in the SSA shall be true and correct (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof, in which case, such representations and warranties shall be true and correct as of such other date), (ii) no Termination Event, Incipient Termination Event, Servicer Termination Event or Incipient Servicer Termination Event shall have occurred and be continuing, (iii) no Funding Excess exists and (iv) the Facility Termination Date has not occurred.
4.Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the RFA and the SSA shall remain in full force and effect. After this Amendment becomes effective, all references in the RFA and the SSA to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the RFA or the SSA, as applicable, shall be deemed to be references to the RFA and the SSA as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the RFA or the SSA other than as set forth herein.

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5.Effectiveness. This Amendment shall become effective as of the date hereof, upon the satisfaction of the following conditions precedent:
(a)Execution of Amendment. The Administrative Agent shall have received counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto.
(b)Execution of the Other Agreements. The Administrative Agent shall have received counterparts (whether by facsimile or otherwise) of the Fee Letter executed by each of the parties thereto.
(c)Receipt of Monthly Report. The Administrative Agent shall have received a copy of a pro forma Monthly Report prepared after giving effect to this Amendment.
6.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered (including by facsimile or electronic mail), will be deemed an original and all of which shall together constitute one and the same instrument.
7.Governing Law. THIS AMENDMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE BORROWER COLLATERAL OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
8.Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.
9.Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the RFA or the SSA or any provision hereof or thereof.
10.Related Document. This Amendment is a Related Document and all references to a “Related Document” in the RFA, the SSA and the other Related Documents (including, without limitation, all such references in the representations and warranties in the RFA, the SSA and the other Related Documents) shall be deemed to include this Amendment.
11.Reaffirmation of Originator Support Agreement. After giving effect to this Amendment and each of the other transactions contemplated hereby, all of the provisions of the

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Originator Support Agreement shall remain in full force and effect and Parent hereby ratifies and affirms the Originator Support Agreement and acknowledges that the Originator Support Agreement has continued and shall continue in full force and effect in accordance with its terms.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
SIT FUNDING LLC,
as the Borrower

By:     s/Scott W. Walker
    Name: Scott W. Walker
    Title: Corporate Vice President, Treasurer

TD SYNNEX CORPORATION, individually and
as Servicer, as an Originator and as Parent

By:     s/Scott W. Walker
    Name: Scott W. Walker
    Title: Corporate Vice President, Treasurer

HYVE SOLUTIONS CORPORATION,
as an Originator

By:     s/Scott W. Walker
    Name: Scott W. Walker
    Title: Corporate Vice President, Treasurer

TECH DATA GOVERNMENT SOLUTIONS LLC,
as an Originator

By:     s/Scott W. Walker
    Name: Scott W. Walker
    Title: Corporate Vice President, Treasurer

S-1	Seventh Omnibus Amendment to Fifth Amended and Restated Receivables Funding and Administration Agreement and Third Amended and Restated Receivables Sale and Servicing Agreement (Synnex)

                        MUFG LENDER GROUP:

MUFG BANK, LTD., as Administrator for Victory Receivables Corporation, as Managing Agent for the MUFG Lender Group and as the MUFG Committed Lender

By:     s/Eric Williams
    Name: Eric Williams
    Title: Managing Director

VICTORY RECEIVABLES CORPORATION, as the MUFG Discretionary Lender

By:     s/Kevin J. Corrigan
    Name: Kevin J. Corrigan
    Title: Vice President

S-2	Seventh Omnibus Amendment to Fifth Amended and Restated Receivables Funding and Administration Agreement and Third Amended and Restated Receivables Sale and Servicing Agreement (Synnex)

BNS LENDER GROUP:

THE BANK OF NOVA SCOTIA,
as Administrator for Liberty Street Funding LLC, as Managing Agent for the BNS Lender Group and as the BNS Committed Lender

By:     s/Elie Silver
    Name: Elie Silver
    Title: Managing Director

LIBERTY STREET FUNDING LLC,
as the BNS Discretionary Lender

By:     s/Kevin J. Corrigan
    Name: Kevin J. Corrigan
    Title: Vice President

S-3	Seventh Omnibus Amendment to Fifth Amended and Restated Receivables Funding and Administration Agreement and Third Amended and Restated Receivables Sale and Servicing Agreement (Synnex)

                        SMBC LENDER GROUP:

SMBC NIKKO SECURITIES AMERICA, INC., as Administrator for Manhattan Asset Funding Company LLC and as Managing Agent for the SMBC Lender Group

By:     s/Brandon Grant
    Name: Brandon Grant
    Title: Managing Director

MANHATTAN ASSET FUNDING COMPANY LLC, as the SMBC Discretionary Lender

By: MAF Receivables Corp., its Sole Member

By:     s/Irina Khaimova
    Name: Irina Khaimova
    Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION, as the SMBC Committed Lender

By:     s/Irlen Mak
    Name: Irlen Mak
    Title: Executive Director

S-4	Seventh Omnibus Amendment to Fifth Amended and Restated Receivables Funding and Administration Agreement and Third Amended and Restated Receivables Sale and Servicing Agreement (Synnex)

BANA LENDER GROUP:

BANK OF AMERICA, N.A., as Managing Agent for the BANA Lender Group and as the BANA Committed Lender

By:     s/Chris Hynes
    Name: Chris Hynes
    Title: Senior Vice President

S-5	Seventh Omnibus Amendment to Fifth Amended and Restated Receivables Funding and Administration Agreement and Third Amended and Restated Receivables Sale and Servicing Agreement (Synnex)

WELLS LENDER GROUP:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Managing Agent for the Wells Lender Group and as the Wells Committed Lender

By:     s/Dale Abernathy
    Name: Dale Abernathy
    Title: Executive Director

S-6	Seventh Omnibus Amendment to Fifth Amended and Restated Receivables Funding and Administration Agreement and Third Amended and Restated Receivables Sale and Servicing Agreement (Synnex)

TD LENDER GROUP:

THE TORONTO-DOMINION BANK,
as Administrator for Reliant Trust and GTA Funding, LLC, as Managing Agent for the TD Lender Group and as the TD Committed Lender

By:     s/Luna Mills
    Name: Luna Mills
    Title: Managing Director

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK, as a TD Discretionary Lender

By:     s/Luna Mills
    Name: Luna Mills
    Title: Managing Director

GTA FUNDING LLC,
as a TD Discretionary Lender

By:     s/Kevin J. Corrigan
    Name: Kevin J. Corrigan
    Title: Vice President

ADMINISTRATIVE AGENT:

THE TORONTO-DOMINION BANK, as Administrative Agent

By:     s/Luna Mills
    Name: Luna Mills
    Title: Managing Director

S-7	Seventh Omnibus Amendment to Fifth Amended and Restated Receivables Funding and Administration Agreement and Third Amended and Restated Receivables Sale and Servicing Agreement (Synnex)

CRÉDIT AGRICOLE LENDER GROUP:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrator for Atlantic Asset Securitization LLC, as Managing Agent for the Crédit Agricole Lender Group and as the Crédit Agricole Committed Lender

By:     s/David R Núñez
    Name: David R Núñez
    Title: Managing Director

By:     s/Michael Regan
    Name: Michael Regan
    Title: Managing Director

ATLANTIC ASSET SECURITIZATION LLC,
as the Crédit Agricole Discretionary Lender

By:    Crédit Agricole Corporate and Investment Bank, as its attorney-in-fact

By:     s/David R Núñez
    Name: David R Núñez
    Title: Managing Director

By:     s/Michael Regan
    Name: Michael Regan
    Title: Managing Director

S-8	Seventh Omnibus Amendment to Fifth Amended and Restated Receivables Funding and Administration Agreement and Third Amended and Restated Receivables Sale and Servicing Agreement (Synnex)

PNC LENDER GROUP:

PNC BANK, NATIONAL ASSOCIATION, as Managing Agent for the PNC Lender Group and as the PNC Committed Lender

By:     s/Eric Bruno
    Name: Eric Bruno
    Title: Senior Vice President

S-9	Seventh Omnibus Amendment to Fifth Amended and Restated Receivables Funding and Administration Agreement and Third Amended and Restated Receivables Sale and Servicing Agreement (Synnex)

                        MIZUHO LENDER GROUP:

MIZUHO BANK, LTD., as Managing Agent for the Mizuho Lender Group and as the Mizuho Committed Lender

By:     s/Jeremy Ebrahim
    Name: Jeremy Ebrahim
    Title: Managing Director

S-10	Seventh Omnibus Amendment to Fifth Amended and Restated Receivables Funding and Administration Agreement and Third Amended and Restated Receivables Sale and Servicing Agreement (Synnex)

EXHIBIT A

ANNEX X

DEFINITIONS

[Attached]

EXHIBIT B
Schedule 12.01

Notice Information

[***]

CONFORMED COPY

EXHIBIT A TO SEVENTH OMNIBUS AMENDMENT, DATED JANUARY 21, 2026

ANNEX X

to

THIRD AMENDED AND RESTATED RECEIVABLES SALE AND SERVICING AGREEMENT
dated as of

January 23, 2009

and

FIFTH AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

dated as of

December 22, 2021

Definitions and Interpretation

SECTION 1.Definitions and Conventions. Capitalized terms used in the Sale Agreement (as defined below) and the Funding Agreement (as defined below) shall have (unless otherwise provided elsewhere therein) the following respective meanings:
“2016 Effective Date” means November 3, 2016.
“2018 Effective Date” means May 7, 2018.
“2024 Effective Date” means December 12, 2024.
“2025 Effective Date” means March 5, 2025.
“2026 Effective Date” means January 21, 2026.
“Accordion Advanced Amount” means, with respect to any Lender and its related Advances, the portion, if any, of such Advances being funded or maintained by such Lender under the Accordion Commitment for its Lender Group.
“Accordion Commitment” means, with respect to any Lender Group, the aggregate amount of any increase in such Lender Group’s Commitment pursuant to Section 2.02(c) of the Funding Agreement consented to by the applicable Managing Agent on behalf of the Lenders in such Lender Group.
“Accordion Confirmation” shall have the meaning assigned to it in Section 2.02(c)(viii) of the Funding Agreement.
“Accordion Facility Limit” means the aggregate of the amount of any increase to the Facility Limit pursuant to Section 2.02(c) of the Funding Agreement consented to by the Managing Agents of the Increasing Lender Groups less any reductions thereof pursuant to Section 2.02(a) of the Funding Agreement; provided, that the Accordion Facility Limit shall in no event exceed $150,000,000 without the prior written consent of all Managing Agents.
“Accordion Pro Rata Share” means, for each Lender Group, such Lender Group’s Accordion Commitment divided by the aggregate Accordion Commitments of all Lender Groups.
“Account” shall mean any of the Concentration Accounts, the Collection Accounts or the Borrower Account.
“Account Agreement” shall mean any of the Borrower Account Agreement, the Concentration Account Agreements or the Collection Account Agreements.
“Accounting Changes” shall mean, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred with by such Person’s certified public accountants; (c)

purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.
“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Funding Agreement.
“Additional Costs” shall have the meaning assigned to it in Section 2.09(b) of the Funding Agreement.
    “Adjusted SMIR” means, for any day during any Interest Period an interest rate per annum equal to (a) SMIR, plus (b) the SOFR Adjustment; provided that if Adjusted SMIR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of the Funding Agreement.
“Administrative Agent” shall have the meaning set forth in the preamble of the Funding Agreement.
“Administrative Services Agreement” shall mean that certain Ancillary Services and Lease Agreement dated as of December 10, 1997, between the Borrower and the Parent.
“Administrators” shall mean the Liberty Street Administrator, the Gotham Administrator, the MAFC Administrator, the Reliant Administrator, the Atlantic Administrator and any other Person that becomes a party to the Funding Agreement as an “Administrator”.
“Advance” shall have the meaning assigned to it in Section 2.01(a) of the Funding Agreement.
“Advance Date” shall mean each day on which any Advance is made.
“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Funding Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Party” shall mean each of the following Persons: each Lender, the Administrative Agent, each Managing Agent, each Administrator, each Program Support Provider, each Affiliate of the foregoing Persons, and any participant with the rights of a Lender under Section 12.02(c) of the Funding Agreement and their respective successors, transferees and permitted assigns.
“Affiliate” shall mean, with respect to (a) Borrower, the Parent or any of its Subsidiaries, or any Obligor, each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, or (b) with respect to
Annex X2

each Person, including those Persons to which clause (a) is applicable, (i) each Person that controls, is controlled by or is under common control with such Person, or (ii) each of such Person’s officers, directors, joint venturers and partners; provided, however, that with respect to Borrower, the Parent, or any of its Subsidiaries, any portfolio company of Apollo that is a Subsidiary or Affiliate of Apollo shall not be deemed to be an Affiliate of Borrower, the Parent, or any of its Subsidiaries if such portfolio company is not a direct or indirect parent of Borrower, the Parent or any of its Subsidiaries. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agent Account” shall mean account [***]
“Agent Bank” means TD.
“Agent-Related Persons” means, with respect to any Managing Agent or the Administrative Agent, such Person together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.
“Aggregate Commitment” means, at any time, the aggregate commitment of all Lenders to make Advances, which aggregate commitment shall be One Billion and Five Hundred Million Dollars ($1,500,000,000), as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.
“Agreed-Upon Procedures” means (a) with respect to the audit performed on or prior to the Effective Date, the procedures agreed to between the Administrative Agent and the Servicer as of the Effective Date, and (b) with respect to any audit performed on or after the Closing Date, the procedures agreed to from time to time between the Administrative Agent and the Servicer, with the consent of the Requisite Lenders.
“Alternate Rate” means, for any Interest Period for any Portion of Advances, an interest rate per annum equal to Adjusted SMIR in effect on each day during such Interest Period; provided that, for the avoidance of doubt, if SMIR is no longer the Benchmark, the Alternate Rate for any Interest Period for any Portion of Advances shall be the then applicable Benchmark Replacement in effect on each day during such Interest Period to the extent that such Benchmark Replacement has replaced SMIR pursuant to Section 2.11 of the Funding Agreement.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Servicer, and each Originator or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
Annex X3

“Anti-Terrorism Laws” shall mean any applicable law relating to money laundering or terrorism, including Executive Order 13224, the regulations promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the Bank Secrecy Act, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder.
“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.
“Apollo” shall mean Apollo Global Management, LLC or any investment funds managed by Affiliates of Apollo Global Management, Inc.
“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 12.02 to the Funding Agreement.
“Atlantic Administrator” shall mean Crédit Agricole Corporate and Investment Bank or an Affiliate thereof, as administrator for the Crédit Agricole Discretionary Lender.
“Attributable Debt” means, with respect to any Person on any date, (a) in respect of any Capital Lease Obligations, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Program, the outstanding principal amount of such financing determined in accordance with GAAP and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
“AUP Provider” means Protiviti, Inc. or a firm of nationally recognized independent public accountants to be mutually agreed upon between the Administrative Agent and the Servicer, with the consent of the Requisite Lenders.
“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Funding Agreement and the other Related Documents.
“Available Amounts” shall have the meaning assigned to it in Section 12.15 of the Funding Agreement.
Annex X4

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to the Funding Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(d) of the Funding Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“BANA Committed Lender” shall mean Bank of America, N.A. and each other Lender party hereto from time to time as a “BANA Committed Lender”.
“BANA Lender Group” shall mean Bank of America, N.A., as Managing Agent, and the BANA Committed Lenders.
“Bank” shall mean any of the Concentration Account Banks, the Collection Account Banks or the Borrower Account Bank.
“Bank of America” shall mean Bank of America, N.A.
“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day, plus 0.50%, (b) the then-current U.S. prime rate as published in the Wall Street Journal and (c) Adjusted SMIR on such day plus 1.00%. If the calculation of the Base Rate results in a Base Rate of less than zero (0), the Base Rate shall be deemed to be zero (0) for all purposes hereunder.
    “Benchmark” means, initially, SMIR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to SMIR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to
Annex X5

the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11 of the Funding Agreement.
    “Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of the Funding Agreement and the other Related Documents.
    “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time in the United States.
    “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Related Documents).
Annex X6

    “Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
    “Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such
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Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
    “Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Related Document in accordance with Section 2.11 of the Funding Agreement and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Related Document in accordance with Section 2.11 of the Funding Agreement.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.
“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.
“BK Obligor” means an Obligor that is (i) unable to make payment of its obligations when due, (ii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iii) the subject of a comparable receivership or insolvency proceeding, unless, in the case of a bankruptcy proceeding in clause (ii) or (iii), the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (x) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (y) in the case of any Receivable originated post-petition, (A) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (B) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms.
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“BNS Committed Lender” shall mean The Bank of Nova Scotia and each other Lender party hereto from time to time as a “BNS Committed Lender”.
“BNS Discretionary Lender” shall mean Liberty Street Funding LLC and each Conduit Assignee thereof.
“BNS Lender Group” shall mean the Liberty Street Administrator, The Bank of Nova Scotia, as Managing Agent, the BNS Committed Lenders and the BNS Discretionary Lenders.
“Borrower” shall have the meaning assigned to it in the preamble to the Funding Agreement.
“Borrower Account” shall mean the “Borrower Account” set forth on Schedule 4.01(q) to the Funding Agreement, maintained by the Borrower at the Borrower Account Bank, which account shall be subject to a Borrower Account Agreement.
“Borrower Account Agreement” shall mean any agreement among the Borrower, the Administrative Agent, and the Borrower Account Bank with respect to the Borrower Account that provides, among other things, that (a) all items of payment deposited in the Borrower Account are held by the Borrower Account Bank as custodian for the Administrative Agent and (b) the Borrower Account Bank has no rights of setoff or recoupment or any other claim against the Borrower Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Borrower Account and for returned checks or other items of payment, and is otherwise in form and substance acceptable to the Administrative Agent.
“Borrower Account Bank” shall mean the bank or other financial institution at which the Borrower Account is maintained, which shall initially be Bank of America.
“Borrower Account Collateral” shall have the meaning assigned to it in Section 7.01(c) of the Funding Agreement.
“Borrower Assigned Agreements” shall have the meaning assigned to it in Section 7.01(b) of the Funding Agreement.
“Borrower Collateral” shall have the meaning assigned to it in Section 7.01 of the Funding Agreement.
“Borrower Collection Account” shall mean any “Collection Account” and related Lockboxes (if any) set forth on Schedule 4.01(q) to the Funding Agreement, established by the Borrower pursuant to Section 6.01(a) of the Funding Agreement and maintained by the Borrower at a Collection Account Bank, which account shall be subject to a Collection Account Agreement.
“Borrower Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of
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monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Affected Party under the Funding Agreement, any other Related Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, fees, amounts payable in respect of Funding Excess, Successor Servicing Fees and Expenses, Additional Amounts, Additional Costs, Indemnified Amounts, and including the Erroneous Payment Subrogation Rights and the “Borrower Obligations” under, and as defined in, the Existing Receivables Funding Agreement. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Borrower under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Secured Party or any assignee of any Secured Party as a preference, fraudulent transfer or otherwise.
“Borrowing” shall mean the Advances of the Lenders.
“Borrowing Base” shall mean, as of any date of determination, the amount equal to the lesser of:
(a)the Facility Limit,
and
(b)an amount equal to the positive difference, if any, of:
(i)the product of (1) the Dynamic Advance Rate multiplied by (2) the Net Receivables Balance, minus
(ii)the sum of (W) the Interest Reserve, (X) the Servicing Fee Reserve and (Y) such other reserves as the Administrative Agent may determine from time to time based upon its reasonable credit judgment;
in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).
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“Borrowing Base Certificate” shall have the meaning assigned to it in Section 5.02(b) of the Funding Agreement.
“Borrowing Request” shall have the meaning assigned to it in Section 2.03(a) of the Funding Agreement.
    “Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York and (b) if this definition of “Business Day” is utilized in connection with SOFR, “Business Day” shall mean “U.S. Government Securities Business Day”.
“Buyer” shall have the meaning assigned to it in the preamble to the Sale Agreement.
“Buyer Available Amounts” shall have the meaning assigned to it in Section 6.15 of the Sale Agreement.
“Buyer Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.
“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Change of Control” means:
(a)an event or series of events by which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of voting Equity Interests of the Parent representing fifty percent (50%) or more of the combined voting power of all voting Equity Interests of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)any Originator (other than the Parent) shall cease to be, directly or indirectly, a wholly-owned Subsidiaries of the Parent; or
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(c)Parent ceases to own, directly, 100% of the Equity Interests of the Borrower free and clear of all Adverse Claims.
“Charge-Off” shall mean the extent to which any Transferred Receivable is subject to any Dilution Factor described in clause (a) of the definition thereof.
“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower or any Originator.
“Class A Obligor”, “Class B Obligor”, “Class C Obligor” and “Class D Obligor”, respectively, shall mean, as of any date of determination, an Obligor having a short-term rating or unsecured long-term debt rating or both a short-term rating and an unsecured long-term rating from either of Moody’s or S&P in accordance with the definition of “Class of Obligor” as determined in the following manner:

Class of Obligor	Short-Term Rating	Long-Term Rating of Obligor
Class A Obligor	A-1/P-1	A/A2 or higher
Class B Obligor	A-2/P-2	A- or BBB+/A3 or Baa1 (but lower than A/A2)
Class C Obligor	A-3/P-3	BBB or BBB-/Baa2 or Baa3 (but lower than BBB+/Baa1)
Class D Obligor	Lower than A-3/P-3 or Not Rated	Lower than BBB-/Baa3 or Not Rated

“Class of Obligor” for any Obligor shall be determined by the Administrative Agent as follows: (i) the short term rating issued by S&P for such Obligor shall be used to determine the “Class of Obligor”; provided that if such short-term rating is unavailable, the long-term unsecured rating issued by S&P for the Obligor shall be used, (ii) concomitantly with clause (i), the short-term rating issued by Moody’s for such Obligor shall be used to determine the “Class of Obligor”; provided that if such short-term rating is unavailable, the long-term unsecured rating issued by Moody’s for the Obligor shall be used, and (iii) only if there is a difference between the “Class of Obligor” indicated in clauses (i) and (ii), determined concomitantly, then the Obligor shall be deemed a member of the lower of the determined “Class of Obligor”.
“Closing Date” shall mean December 22, 2021.
    “CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
Annex X12

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collection Account” shall mean each of the Borrower Collection Accounts and the Originator Collection Accounts.
“Collection Account Agreement” shall mean any agreement among the Borrower or an Originator, as applicable, the Administrative Agent and the applicable Collection Account Bank with respect to the relevant Collection Account that provides, among other things, that (a) all items of payment deposited in such Collection Account are held by the applicable Collection Account Bank as custodian for the Administrative Agent and (b) the applicable Collection Account Bank has no rights of setoff or recoupment or any other claim against such Collection Account, other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment and is otherwise in form and substance acceptable to the Administrative Agent.
“Collection Account Bank” shall mean any bank or other financial institution at which a Collection Account or any related Lockboxes are maintained.
“Collections” shall mean, with respect to any Transferred Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect to such Transferred Receivable which has been written off as uncollectible).
“Commercial Paper” means the promissory notes issued or to be issued by a Conduit Lender (or its related commercial paper issuer if such Conduit Lender does not itself issue commercial paper or issued by any participating commercial paper issuer) in the commercial paper market.
“Commingling Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all funds that do not constitute Collections on Transferred Receivables which were deposited into any Collection Account or any Concentration Account during such Settlement Period and (b) the denominator of which is the aggregate amount of all funds which were deposited into the Collection Accounts and the Concentration Accounts during such Settlement Period.
“Commitment” shall mean as to any Committed Lender, the aggregate commitment of such Committed Lender to make Advances as set forth in Schedule 1.01 to the Funding Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement and shall include any Accordion Commitment then in effect.
“Committed Lenders” shall mean, (a) for the BNS Lender Group, the BNS Committed Lenders, (b) for the MUFG Lender Group, the MUFG Committed Lenders, (c) for the SMBC Lender Group, the SMBC Committed Lenders, (d) for the BANA Lender Group, the BANA Committed Lenders, (e) for the Wells Lender Group, the Wells Committed Lenders, (f)
Annex X13

for the TD Lender Group, the TD Committed Lenders, (g) for the Mizuho Lender Group, the Mizuho Committed Lenders, (h) for the Crédit Agricole Lender Group, the Crédit Agricole Committed Lender, (i) for the PNC Lender Group, the PNC Committed Lender and (j) any other Person that shall become a party to the Funding Agreement in the capacity as a “Committed Lender”, and, in each case, their respective successors and permitted assigns.
“Concentration Account” shall mean any “Concentration Account” and related Lockboxes (if any) set forth on Schedule 4.01(q) to the Funding Agreement, established by the Borrower pursuant to Section 6.01(a) of the Funding Agreement (as such schedule may be updated from time to time to add a new “Concentration Account” with the consent of the Borrower and the Administrative Agent) and maintained by the Borrower at a Concentration Account Bank, which account shall be subject to a Concentration Account Agreement.
“Concentration Account Agreement” shall mean any agreement among the Borrower, the Administrative Agent and the applicable Concentration Account Bank with respect to the relevant Concentration Account that provides, among other things, that (a) all items of payment deposited in such Concentration Account are held by the applicable Concentration Account Bank as custodian for the Administrative Agent and (b) the applicable Concentration Account Bank has no rights of setoff or recoupment or any other claim against such Concentration Account, other than for payment of its service fees and other charges directly related to the administration of such Concentration Account and for returned checks or other items of payment and is otherwise in form and substance acceptable to the Administrative Agent.
“Concentration Account Bank” shall mean the bank or other financial institution at which a Concentration Account or any related Lockboxes are maintained.
“Concentration Percentage” shall mean, as of any date of determination, for the Obligors compromising each Class of Obligor in the table below, on an individual basis, a percentage not to exceed the corresponding “Individual Obligor Percentage”, subject to adjustment for any Special Obligors as approved by the Administrative Agent with the consent of the Requisite Lenders.

Class of Obligor	Individual Obligor Percentage

Class A	20.00%
Class B	15.00%
Class C	10.00%
Class D	5.00%

“Conduit Assignee” means, with respect to any Conduit Lender, any special purpose entity that finances its activities directly or indirectly through asset backed commercial paper and is administered by the same Administrator as such Conduit Lender (or an Affiliate of such Administrator consented to by the Borrower) and designated by such Administrator from
Annex X14

time to time to accept an assignment from such Conduit Lender of all or a portion of its interest under the Funding Agreement.
“Conduit Investment Termination Date” shall mean, with respect to any Conduit Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease to fund Advances hereunder.
“Conduit Lender” shall mean Liberty Street Funding LLC, Manhattan Asset Funding Company LLC, Gotham Funding Corporation, Atlantic Asset Securitization LLC, Reliant Trust, GTA Funding LLC and any other Person that shall become a party to the Funding Agreement in the capacity as a “Conduit Lender” and any Conduit Assignee of any of the foregoing.
“Conduit Net Investment” shall mean the sum of the all Advances paid by such Conduit Lender to the Borrower with respect to any borrowing under this Agreement, as reduced from time to time by the aggregate amount of funds received by the Administrative Agent and remitted to such Conduit Lender as a repayment of principal.
“Conduit Trustee” means, with respect to any Conduit Lender, a security trustee or collateral agent for the benefit of the holders of the Commercial Paper of such Conduit Lender appointed pursuant to such Conduit Lender’s program documents.
“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.
“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.
“Conversion Date” means December 12, 2024.
    “Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“CP Rate” shall mean, for any Interest Period for any Portion of Advances funded by a particular Conduit Lender, (i) with respect to the Crédit Agricole Discretionary Lender, the per annum rate equivalent to the Weighted Average Cost for such Interest Period (or portion thereof) as determined by the Atlantic Administrator with respect to the Conduit Net Investment; provided that, if any component of such rate is a discount rate, the rate resulting from converting such discount rate to an interest bearing equivalent rate shall be used in calculating the CP Rate; provided further that, if the calculation of such CP Rate shall be less than zero, such CP Rate shall be deemed to be zero and (ii) with respect to each other Conduit Lender, the per annum rate equivalent to the weighted average cost (as determined by the related Administrator and including incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such
Annex X15

Conduit Lender or any participating commercial paper issuer, other borrowings by such Conduit Lender (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper, including dealer fees and placement agent commissions) of or related to the issuance of Commercial Paper or such other borrowings that are allocated, in whole or in part, by such Conduit Lender, such participating commercial paper issuer or such Conduit Lender’s Administrator to fund or maintain such Portion of Advances (and which may be also allocated in part to the funding of other assets of such Conduit Lender or participating commercial paper issuer); provided that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Advances for such Interest Period, such Conduit Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.
“Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of April 16, 2024, among Parent, the subsidiaries of Parent identified therein from time to time, Citibank, N.A., as agent, and the financial institutions from time to time party thereto as lenders and as in effect on the 2026 Effective Date together with all amendments, restatements, supplements or modifications thereto that are in effect on the 2026 Effective Date or adopted from time to time thereafter to the extent not prohibited under the Related Documents, and any refinancings, replacements or refundings thereof that (a) are agreed to by the Requisite Lenders or (b) (i) have terms and conditions no less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent or any Lender than the terms and conditions of the existing Credit Agreement and (ii) if the obligations of Parent or the subsidiaries of Parent under such Credit Agreement are secured by Liens on their property, with respect to which an intercreditor agreement having terms and conditions acceptable to the Administrative Agent and the Lenders is in full force and effect.
“Crédit Agricole Committed Lender” shall mean Crédit Agricole Corporate and Investment Bank, and each other Lender party hereto from time to time as a “Crédit Agricole Committed Lender”.
“Crédit Agricole Discretionary Lender” shall mean Atlantic Asset Securitization LLC, and each other Lender party hereto from time to time as a “Crédit Agricole Discretionary Lender”.
“Crédit Agricole Lender Group” shall mean the Atlantic Administrator, Crédit Agricole Corporate and Investment Bank, as Managing Agent, the Crédit Agricole Discretionary Lenders and the Crédit Agricole Committed Lenders.
“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Funding Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent.
Annex X16

“Credit Card Sales” means any payment obligation resulting from purchases by an Obligor of merchandise, goods or services from any Originator using a website maintained by or on behalf of such Originator using a credit or debit card and settling within five Business Days of purchase.
“Credit Parties” means the Transaction Parties and the Borrower.
“Daily Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.
“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all purchase money indebtedness;
(c)    the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(d)    all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable, intercompany charges of expenses, deferred revenue and other accrued liabilities (including deferred payments in respect of services by employees), in each case incurred in the ordinary course of business, and (ii) any earn-out obligation or other post-closing balance sheet adjustment prior to such time as it becomes a liability on the balance sheet of such Person in accordance with GAAP);
(e)    the Attributable Debt of Capital Lease Obligations, Synthetic Lease Obligations, Sale and Leaseback Transactions and Securitization Programs;
(f)    the Hedge Termination Value of any Hedge Agreements;
(g)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(h)    all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Facility Termination Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(i)    without duplication, all Guarantees in respect of any of the foregoing;
Annex X17

(j)    all Debt of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Debt is expressly made non-recourse to such Person (except for customary exceptions to non-recourse provisions such as fraud, misappropriation of funds and environmental liabilities);
(k)    all “Advances” and other obligations of the Parent and its Subsidiaries under the Credit Agreement (which shall only be Debt of the Parent, its Subsidiaries and any Person who guarantees such Debt); and
(l)     the Borrower Obligations.
For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the following shall not constitute Debt: (i) trade payables created in the ordinary course of business in connection with the acquisition of inventory and (ii) overdraft lines.
“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including the Bankruptcy Code and all amendments thereto, as are in effect from time to time.
“Default Rate” means, for any period, the applicable Base Rate for such period, plus 2.00% per annum.
“Default Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:
(a)the sum of (without duplication) (i) the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) which became Defaulted Receivables during the Settlement Period immediately preceding such date and (ii) with respect to any Obligor that, during the Settlement Period immediately preceding such date, became (A) a debtor in a voluntary or involuntary bankruptcy proceeding, or (B) the subject of a comparable receivership or insolvency proceeding, the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) owing by such Obligor that were owing by such Obligor before such Obligor became (x) a debtor in a voluntary or involuntary bankruptcy proceeding, or (y) the subject of a comparable receivership or insolvency, to
(b)the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) originated during the Settlement Period which ended four (4) months prior to the last day of the Settlement Period immediately preceding such date.
“Default Trigger Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:
Annex X18

(a)the aggregate Billed Amount of all Transferred Receivables which became Defaulted Receivables (other than Specified Excluded Receivables) as of the last day of the three Settlement Periods immediately preceding such date, to
(b)the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) originated during the fifth, sixth and seventh Settlement Periods immediately preceding such date.
“Defaulted Receivable” shall mean any Transferred Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment, (b) with respect to which the Obligor thereunder is a BK Obligor or (c) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of any Advance required to be made by it or (ii) pay over to any Affected Party any other amount required to be paid by it under any Related Document, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Affected Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under the Funding Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding any Advance under the Funding Agreement cannot be satisfied; provided that if the condition precedent serving as the basis for such determination has been effectively waived in accordance with the applicable Related Documents, such Lender shall be a Defaulting Lender if such failure to fund continues after the effectiveness of such waiver) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by an Affected Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under the Funding Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Affected Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of any proceeding of the type referred to in Sections 8.01(d) or 8.01(e) of the Funding Agreement or (e) has become the subject of a Bail-In Action.
“Delinquency Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:
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(a)the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) with respect to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment, to
(b)the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) as of the last day of the most recently ended Settlement Period.
“Delinquency Trigger Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:
(a)the aggregate Billed Amount of Transferred Receivables (other than Specified Excluded Receivables) as of the last day of the three (3) most recently ended Settlement Periods with respect to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment, to
(b)the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) as of the last day of the three (3) most recently ended Settlement Periods.
“Delinquent Receivable” shall mean any Transferred Receivable with respect to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.
“Dilution Factors” shall mean, with respect to any Transferred Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Receivable, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof); provided that the Dilution Factors shall not be deemed to include any write-offs of Defaulted Receivables.
“Dilution Horizon Factor” shall mean, as of any date of determination, (x) the Billed Amount of Transferred Receivables originated during the two most recent Settlement
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Periods preceding such date divided by (y) the Net Receivables Balance as of the end of the Settlement Period immediately preceding such date.
“Dilution Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:
(a)the aggregate Dilution Factors for all Transferred Receivables (other than Specified Excluded Receivables) during the Settlement Period immediately preceding such date, to
(b)the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) originated during the second Settlement Period immediately preceding such date.
“Dilution Reserve Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:
DRR=[(2.25 x ADR) + (HDR- ADR) x (HDR÷ADR)] x DHF
where
DRR =    the Dilution Reserve Ratio;
ADR =    the aggregate Dilution Factors for the twelve most recent calendar Settlement Periods divided by the aggregate Billed Amount of Transferred Receivables (other than Specified Excluded Receivables) for such twelve most recent calendar Settlement Periods;
HDR=    the highest Dilution Trigger Ratio occurring during the twelve most recent Settlement Periods preceding such date; and
DHF=    the Dilution Horizon Factor.
“Dilution Trigger Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:
(a)the aggregate Dilution Factors for all Transferred Receivables (other than Specified Excluded Receivables) for the three Settlement Periods immediately preceding such date, to
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(b)the aggregate Billed Amount for all Transferred Receivables (other than Specified Excluded Receivables) originated during the second, third and fourth Settlement Periods immediately preceding such date.
“Discretionary Lenders” shall mean the BNS Discretionary Lenders, the SMBC Discretionary Lenders, the MUFG Discretionary Lenders, the TD Discretionary Lenders, the Crédit Agricole Discretionary Lender and each other Person that shall become a party to the Funding Agreement in the capacity as a “Discretionary Lender”, and, in each case, their respective successors and permitted assigns.
“Dollars” or “$” shall mean lawful currency of the United States of America.
“Dynamic Advance Rate” shall mean, as of any date of determination, a percentage equal to 100% minus the greater of (i) the Minimum Reserve Ratio and (ii) the sum of the Loss Reserve Ratio and the Dilution Reserve Ratio as of such date.
    “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
    “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall have the meaning assigned to it in Section 3.01 of the Funding Agreement.
“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.
“Eligible Foreign Obligor” shall mean a Foreign Obligor whose jurisdiction of organization (i) is an OECD Country and (ii) has a sovereign debt rating of no less than A-1 by S&P and P-1 by Moody’s.
“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:
(a)(i) that is due and payable within 120 days after its Billing Date and (ii) that is not a Delinquent Receivable or a Defaulted Receivable;
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(b)that is not a liability of (i) an Excluded Obligor, (ii) an Obligor with respect to any Receivable designated as an “Excluded Receivable” in the Fee Letter from time to time, (iii) an Obligor designated in any Specified Filing Document as being the subject of the transactions contemplated thereby with respect to an Originator or (iv) an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are Delinquent Receivables;
(c)that was originated by an Originator with respect to which no event has occurred which materially and adversely impairs (i) the ability of such Originator to originate Receivables (other than Excluded Receivables) of a credit quality which are at least of the credit quality of the Receivables as of the 2016 Effective Date (other than Excluded Receivables), or (ii) the financial condition or operations of such Originator;
(d)that (i) is denominated and payable in Dollars in the United States of America by the Obligor thereof directly to (x) if a Ratings Period is continuing, a Borrower Account that is subject to a Borrower Account Agreement and (y) otherwise, a Collection Account (including, for the avoidance of doubt, any Originator Collection Account) that is subject to a Collection Account Agreement and (ii) is not represented by a note or other negotiable instrument or by chattel paper;
(e)that is not subject to any right of rescission, dispute, offset (including as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;
(f)with respect to which the Obligor thereunder is not a BK Obligor;
(g)that is not an Unapproved Receivable;
(h)that does not represent “billed but not yet shipped” goods or merchandise, partially performed or unperformed services, consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;
(i)as to which the representations and warranties set forth in Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;
(j)that is not the liability of an Obligor that has any claim of a material nature against or affecting the Originator thereof or the property of such Originator which gives rise to a right of set-off against such Receivable (with only that portion of Receivables owing by such
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Obligor equal to the amount of such claim being an Ineligible Receivable); provided that claims which arise in the ordinary course of business and are properly reflected in contra accounts on the books and records of the Originators, the Borrower and the Servicer shall not cause an otherwise Eligible Receivable to become ineligible under this clause (j) but shall instead cause a reduction in the Outstanding Balance of such Eligible Receivables for all computational purposes under the Related Documents;
(k)that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;
(l)that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms (and which, for the avoidance of doubt, is not in any way a limited obligation of the related Obligor (e.g., limited to collections received by such Obligor from its own accounts receivable));
(m)that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);
(n)that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that, in each case, could reasonably be expected to have a material adverse effect on the collectability, value or payment terms of such Receivable;
(o)with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; unless, in the case of a bankruptcy proceeding, the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (A) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (B) in the case of any Receivable originated post-petition, (1) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (2) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;
(p)(i) that is an “account” within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators, the Parent and the
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Borrower are organized and in which chief executive offices of each of the Originators, the Parent and the Borrower are located, (ii) that is not payable in installments and (iii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);
(q)that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made pursuant to Article VI of the Funding Agreement;
(r)with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation or assignment of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect (provided that a Receivable shall be an Eligible Receivable under this clause (r) if the only required approval which has not been obtained is the approval by the U.S. government of the assignment of the related Receivable in the case of Receivables the Obligor of which is the U.S. government);
(s)(i) that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business and (ii) for which an invoice with respect thereto has been delivered to the related Obligor;
(t)that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a “cash on delivery” basis;
(u)that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;
(v)as to which the Borrower has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Borrower, the Lien of the Administrative Agent for the benefit of the Secured Parties);
(w)to the extent such Transferred Receivable represents sales tax or a vendor pass-through payment, such portion of such Receivable shall not be an Eligible Receivable;
(x)that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;
(y)with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;
Annex X25

(z)with respect to which, if such Receivable is a Financing Receivable, either (i) the Obligor under such Financing Receivable has entered into an intercreditor agreement with the Administrative Agent, the Parent and Borrower, in form and substance satisfactory to the Administrative Agent or (ii) the Obligor thereunder is obligated to pay such Receivable in full without any setoff, counterclaim or other deduction against (or otherwise with respect to) the applicable purchaser of the related goods or services (or such purchaser’s performance under the financing arrangement between such Obligor and such purchaser), such Obligor does not have an “inbound” flooring arrangement with the Parent pursuant to which such Obligor at any time obtained a lien on the related goods and the Administrative Agent has specifically approved in writing the form of the financing arrangement under which such Receivable was generated;
(aa)that is not a Receivable of an Obligor with respect to which the Parent (or any Affiliate thereof) performs servicing duties as agent for such Obligor with respect to such Obligor’s own accounts receivable, if any portion of the Outstanding Balance of such Receivable causes the aggregate Outstanding Balance of all such Receivables in the Borrower Collateral to exceed 5% of the Net Receivables Balance;
(bb)that do not arise under partially performed or unperformed Contracts for services or the delivery of goods or merchandise;
(cc)that complies with such other criteria and requirements as the Administrative Agent in its reasonable credit judgment may from time to time specify to the Borrower or the applicable Originator thereof upon not less than ten Business Days prior written notice; and
(dd)that if the Obligor thereof is a Foreign Obligor, such Obligor is an Eligible Foreign Obligor.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.
“ERISA Affiliate” shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b) or (c) of the IRC (and Sections 414(m) or (o) of the IRC for purpose of provisions relating to Section 412 of the IRC).
Annex X26

“ERISA Event” shall mean, with respect to any Credit Party or any ERISA Affiliate of such Credit Party, the occurrence of one or more of the following events: (a) any Reportable Event with respect to a Title IV Plan unless the 30-day requirement with respect thereto has been waived pursuant to the regulations under Section 4043 of ERISA; (b) the withdrawal of any Credit Party or any ERISA Affiliate of such Credit Party from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate of such Credit Party from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or any ERISA Affiliate of such Credit Party to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the insolvency of a Multiemployer Plan under Section 4245 of ERISA; or (i) the receipt of notice from the IRS of the failure of a Qualified Plan to be tax qualified or tax exempt.
“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.
“EU” means the European Union.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EU Risk Retention RTS” means Commission Delegated Regulation (EU) 2023/2175 of 7 July 2023 supplementing Regulation (EU) 2017/2402 of the European Parliament and of the Council with regard to regulatory technical standards specifying in greater detail the risk retention requirements for originators, sponsors, original lenders, and servicers.
“EU Securitisation Regulation” means Regulation (EU) 2017/2402, as amended. and as further amended and in effect from time to time.
“EU Securitisation Rules” means the EU Securitisation Regulation, together with any relevant regulatory and/or implementing technical standards adopted by the European Commission in relation thereto and, in each case, any relevant guidance and directions published in relation thereto by the European Banking Authority, the European Securities and Markets Authority or the European Insurance and Occupational Pensions Authority (or, in each case, any predecessor or successor authority) or by the European Commission.
“Event of Servicer Termination” shall have the meaning assigned to it in Section 8.01 of the Sale Agreement.
Annex X27

“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent or the Borrower (other than a Permitted Affiliate Obligor), or (b) that is designated as an Excluded Obligor by the Administrative Agent in its reasonable discretion upon ten (10) Business Days’ prior written notice from the Administrative Agent to the Borrower, the Lenders, the Servicer and the Parent.
“Excluded Receivable” shall mean (i) any Receivable owing by the Obligor of an Originator (the “Reseller”) arising directly as a result of a separate, but corresponding, Receivable originated by such Reseller and where the Obligor of such Reseller (the “End User”) with respect to such corresponding Receivable (x) has been instructed to make payment of all amounts owing in respect of such Receivable owed by the End User to the Reseller, directly to the Originator or the Borrower (which may be in the name of the Reseller) and (y) is not relieved of its obligation with respect to such Receivable unless and until payment of all amounts owing to the Reseller with respect thereto is made directly to the Originator or the Borrower in accordance with the terms of the sales contract or purchase order and other documents between the Originator and the Reseller, (ii) any Receivable owing by an Affiliate of any Originator, the Parent or the Borrower (other than a Permitted Affiliate Obligor), (iii) any Receivable designated as an “Excluded Receivable” in the Fee Letter from time to time, or (iv) solely with respect to the Parent and Hyve, Credit Card Sales, to the extent characterized as Receivables (by the Parent or Hyve and not by any other Originator).
“Excluded Receivable Collections” shall mean, with respect to any Excluded Receivable, all cash collections and other proceeds of such Excluded Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect to such Excluded Receivable which has been written off as uncollectible).
“Existing Receivables Funding Agreement” shall have the meaning assigned to it in the preamble of the Funding Agreement.
“Existing Transfer Agreement” shall have the meaning assigned to it in the preamble of the Sale Agreement.
“Facility Fee” shall have the meaning assigned to it in the Fee Letter.
“Facility Limit” means at any time, One Billion and Five Hundred Million Dollars ($1,500,000,000), as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement and shall include any Accordion Facility Limit then in effect.
“Facility Limit Increase Date” shall have the meaning assigned to it in Section 2.02(c)(i) of the Funding Agreement.
“Facility Limit Increase Request” shall have the meaning assigned to it in Section 2.02(c)(i) of the Funding Agreement.
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“Facility Limit Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Funding Agreement.
“Facility Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Funding Agreement, (b) the Final Advance Date, and (c) the date of termination of the Aggregate Commitment specified in a Facility Termination Notice.
“Facility Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Funding Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCA” means the UK Financial Conduct Authority.
“FCA Handbook” means the FCA’s Handbook of rules and guidance.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the applicable Managing Agent on such day on such transactions as determined by it.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Fee Letter” shall mean that certain thirteenth amended and restated fee letter, dated as of the 2026 Effective Date, between the Parent, the Borrower, the Administrative Agent, the Managing Agents, the Lenders and the other parties thereto.
“Fees” shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to the Funding Agreement or any other Related Document, including the Facility Fee and the Program Fee.
“Final Advance Date” shall mean January 20, 2028, as such date may be extended with the consent of the Borrower, the Lenders and the Administrative Agent.
Annex X29

“Financing Receivable” shall mean a Receivable which evidences the obligation of an Obligor to pay the purchase price of merchandise, goods or services which are neither purchased nor deemed purchased by such Obligor but which were financed by such Obligor pursuant to a floorplan financing arrangement.
“First Omnibus Amendment Effective Date” shall mean August 22, 2022.
“Fitch” means Fitch, Inc.
“Floor” means a rate of interest equal to zero (0.00%) per annum.
“Foreign Obligor” shall mean an Obligor who is organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions).
“Fourth Omnibus Amendment Effective Date” shall mean November 6, 2014.
“FSMA” means the UK Financial Services and Markets Act 2000, as amended.
“Funding Agreement” shall mean that certain Fifth Amended and Restated Receivables Funding and Administration Agreement, dated as of the Closing Date, by and among the Borrower, the Parent, the Lenders, the Managing Agents, the Administrators and the Administrative Agent.
“Funding Availability” shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, in each case as of the end of the immediately preceding day.
“Funding Excess” shall mean, as of any date of determination, the extent to which the Outstanding Principal Amount exceeds the Borrowing Base, in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).
“Funding Rate Index” means, with respect to any Interest Period, the product of (i) a fraction, expressed as a percentage, (a) the numerator of which is the aggregate accrued Yield for such Interest Period and (b) the denominator of which is the average Outstanding Principal Amount for such Interest Period, times (ii) 12.
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.
“General Trial Balance” shall mean, with respect to any Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of
Annex X30

a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Borrower and the Administrative Agent.
“Gotham Administrator” shall mean MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., or an Affiliate thereof, as administrator for the MUFG Discretionary Lender.
“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.
“Guarantee” means, as to any Person,
(a)    any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,
    (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation,
    (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation,
    (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or
    (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b)    any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien).
The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
Annex X31

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements (for the avoidance of doubt, Hedge Agreements do not include currency swap agreements and currency future or option contracts).
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.
“Hyve” means Hyve Solutions Corporation, a corporation organized under the laws of California.
“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.
“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.
“Increased Capital Rate of Return Reduction Event” shall have the meaning assigned to it in Section 2.09(a) of the Funding Agreement.
“Increasing Lender Group” shall have the meaning assigned to it in Section 2.02(c)(iii) of the Funding Agreement.
“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).
“Indemnified Person” shall have the meaning assigned to it in Section 10.01(a) of the Funding Agreement.
“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(g) of the Funding Agreement.
“Individual Obligor Percentage” shall have the meaning assigned to it in the definition of “Concentration Percentage”.
“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.
Annex X32

“Interest Period” means (a) with respect to any Portion of Advances funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial funding of such Portion of Advances and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Portion of Advances and ending on (and including) the last day of the current calendar month; and (b) with respect to any Portion of Advances not funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial funding of such Portion of Advances and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Portion of Advances and ending on (and including) the last day of the current calendar month; provided that:
(a)any Interest Period with respect to any Portion of Advances (other than any Portion of Advances accruing Yield at the CP Rate) that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day;
(b)in the case of any Interest Period for any portion of Advance that commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Interest Period shall end on such Facility Termination Date and the duration of each Interest Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by such Managing Agent; and
(c)any Interest Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of the applicable Managing Agent any time, in which case the Portion of Advances allocated to such terminated Interest Period shall be allocated to a new Interest Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate.
“Interest Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) 1.5, (ii) the Base Rate, (iii) the Outstanding Principal Amount and (iv) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.
“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.
“Investments” shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.
“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.
Annex X33

“IRS” shall mean the Internal Revenue Service.
“KYC Package” means the documentation and other information requested by the Administrative Agent or any Affected Party in any KYC Request.
“KYC Request” means any reasonable request of the Administrative Agent or any Affected Party for documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act.
“Lender” shall have the meaning assigned to it in the preamble of the Funding Agreement.
“Lender Group” shall mean each of the following groups:
(a)    the BNS Lender Group;
(b)    the MUFG Lender Group;
(c)    the SMBC Lender Group;
(d)    the BANA Lender Group;
(e)    the Wells Lender Group;
(f)    the TD Lender Group;
(g)    the Crédit Agricole Lender Group;
(h)    the PNC Lender Group;
(i)    the Mizuho Lender Group; and
(j)    for each additional Lender Group party to the Funding Agreement after the Closing Date, the applicable Conduit Lender (if any) and its Administrator, the applicable Managing Agent and the related Committed Lenders from time to time party hereto.
“Liberty Street Administrator” shall mean The Bank of Nova Scotia or an Affiliate thereof, as administrator for the BNS Discretionary Lender.
“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).
Annex X34

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.
“Lockbox” shall mean one or more lockboxes or post office boxes into which Collections are deposited by check or money order, each as set forth on Schedule 4.01(q) to the Funding Agreement, and references to any Lockbox shall be understood to be references to any lockboxes associated with the relevant Collection Account or Concentration Account, as applicable, and governed by the relevant Collection Account Agreement or Concentration Account Agreement, as applicable.
“Loss Reserve Floor Percentage” means the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Class D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Class C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Class B Obligors and (d) the largest Obligor Percentage of the Class A Obligors; provided, however, that (i) if there is not a Class A Obligor in the Top Ten Obligors, clause (d) above shall be calculated based on the smallest Obligor Percentage of the Top Ten Obligors, (ii) if there are not two Class B Obligors in the Top Ten Obligors, clause (c) above shall be calculated based on the largest Obligor Percentage of the Class B Obligor that is in the Top Ten Obligors, if applicable, and the smallest or two smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors, (iii) if there are not three Class C Obligors in the Top Ten Obligors, clause (b) above shall be calculated based on the largest or two largest, as applicable, Obligor Percentage(s) of the Class C Obligor(s) that is in the Top Ten Obligors, if applicable, and the smallest or two or three smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors and (iv) if there are not five Class D Obligors in the Top Ten Obligors, clause (a) above shall be calculated based on the largest, two largest, three largest or four largest, as applicable, Obligor Percentage(s) of the Class D Obligor(s) that is in the Top Ten Obligors, if applicable, and the smallest or two or three or four or five smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors.
“Loss Reserve Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:
where
LRR =    the Loss Reserve Ratio;
LHF =     a Loss Horizon Factor equal to (x) (i) if a Ratings Event has occurred and is continuing, the aggregate Billed Amount of Transferred Receivables originated during the four (4) most recent Settlement Periods preceding such date and (ii) otherwise, the sum of (A) the aggregate Billed Amount of Transferred Receivables originated during the two most recent Settlement Periods preceding
Annex X35

such date, plus (B) an amount equal to 50.0% of the aggregate Billed Amount of Transferred Receivables originated during the third most recently ended Settlement Period preceding such date, plus (C) an amount equal to 30.0% of the aggregate Billed Amount of Transferred Receivables originated during the fourth most recently ended Settlement Period preceding such date, divided by (y) the Net Receivables Balance as of the end of the Settlement Period immediately preceding such date; and
ARR =    as of any date of determination, the highest quotient occurring during the twelve most recent Settlement Periods of (i) the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) which became Defaulted Receivables during the three most recent calendar Settlement Periods immediately preceding such date divided by (ii) the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) originated during the fifth through seventh calendar Settlement Periods immediately preceding such date.
“MAFC Administrator” shall mean SMBC Nikko Securities America, Inc. or an Affiliate thereof, as administrator for the SMBC Discretionary Lender.
“Managing Agent” means, with respect to any Lender Group, the Person acting as Managing Agent for such Lender Group and designated as such on the signature pages hereto or in any Assignment Agreement under the Funding Agreement, and each of its successors and assigns.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, or financial or other condition of (i) the Originators considered as a whole, (ii) the Borrower, (iii) the Servicer or (iv) the Parent and its Subsidiaries considered as a whole, (b) the ability of any Originator, the Borrower, the Parent or the Servicer to perform any of their respective obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Managing Agents, the Lenders or the Administrative Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables (or collectability thereof), the Contracts therefor, the Borrower Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.
“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.
Annex X36

“Minimum Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:
MRR = [the greater of 4.0% and (ADR x DHF)] + CF
where
MRR =    the Minimum Reserve Ratio;
ADR =    the aggregate Dilution Factors for all Transferred Receivables for the twelve most recent calendar Settlement Periods divided by the aggregate Billed Amount of Transferred Receivables (other than Specified Excluded Receivables) for such twelve most recent calendar Settlement Periods;
DHF =    the Dilution Horizon Factor; and
CF =    a concentration factor equal to the Loss Reserve Floor Percentage.
“Mizuho Committed Lender” shall mean Mizuho Bank, Ltd., and each other Lender party hereto from time to time as a “Mizuho Committed Lender”.
“Mizuho Lender Group” shall mean Mizuho Bank, Ltd., as Managing Agent, and the Mizuho Committed Lenders.
“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.
“MUFG Committed Lender” shall mean MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., and each other Lender party hereto from time to time as a “MUFG Committed Lender”.
“MUFG Discretionary Lender” shall mean Gotham Funding Corporation and each Conduit Assignee thereof.
“MUFG Lender Group” shall mean the Gotham Administrator, MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Managing Agent, the MUFG Committed Lenders and the MUFG Discretionary Lenders.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Credit Party or any ERISA Affiliate of such Credit Party is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
Annex X37

“Net Receivables Balance” means, as of any date of determination, the amount equal to:
(a)the Outstanding Balance of Eligible Receivables, minus
(b)the sum of:
(i)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables of each Obligor as of such date exceeds the product of (A) the Concentration Percentage for such Obligor on such date multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus
(ii)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables of all Eligible Foreign Obligors as of such date exceeds the product of (A) 5.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus
(iii)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables, the Obligor of which is a Governmental Authority as of such date exceeds the product of (A) 5.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus
(iv)the aggregate amount by which the aggregate Outstanding Balance of Permitted Affiliate Receivables as of such date exceeds the product of (A) 4.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus
(v)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables which remain unpaid from 1 to 30 days after its original due date for payment as of such date exceeds the product of (A) 50.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus
(vi)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables which remain unpaid from 31 to 60 days after its original due date for payment as of such date exceeds the product of (A) 30.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).
Annex X38

“Net Worth” means as of any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Transferred Receivables as of such date, over (b) the sum of (i) the Outstanding Principal Amount as of such date, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on such date of determination).
“Non-Accordion Facility Limit” means the Facility Limit without giving effect to any increases pursuant to Section 2.02(c) of the Funding Agreement, but giving effect to any increases pursuant to Section 2.02(e) of the Funding Agreement.
“Non-Consenting Lender” means any Lender, that does not approve any proposed consent, waiver, amendment or other modification of any Related Document that (i) requires the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained or (ii) requires the consent of all Lenders, the consent of Requisite Lenders is obtained, but the consent of all Lenders is not obtained.
“Non-Funding Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.
“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.
“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of clause (b)(i) of the definition of Net Receivables Balance with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.
“OECD Country” means a country which is a member of the Organization for Economic Cooperation and Development.
“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.
“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
“Originator” shall have the meaning assigned to it in the preamble to the Sale Agreement.
Annex X39

“Originator Collection Account” shall mean any “Collection Account” and related Lockboxes (if any) set forth on Schedule 4.01(q) to the Funding Agreement, established by any Originator and maintained by such Originator at a Collection Account Bank, which account shall be subject to a Collection Account Agreement.
“Originator Support Agreement” shall mean an agreement substantially in the form of Exhibit 2.03 to the Sale Agreement made by Parent in favor of the Borrower.
“Other Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.
“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Borrower or the Servicer that reduce such Billed Amount; provided that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.
“Outstanding Principal Amount” shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by the Lenders under the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise; provided that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by such Lender pursuant to the Funding Agreement on or before such date, minus (y) the aggregate amounts disbursed to such Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise.
“Parent” shall have the meaning assigned to it in the preamble to the Sale Agreement.
“Parent Group” shall mean the Parent and each of its Affiliates other than the Borrower.
“Participant Register” shall have the meaning assigned to it in Section 12.02(i) of the Funding Agreement.
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Pension Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Credit Party or any ERISA Affiliate of such Credit Party is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
Annex X40

“Permitted Affiliate Obligor” shall mean the Obligor of a Permitted Affiliate Receivable. For the avoidance of doubt, there are no Permitted Affiliate Obligors as of the Closing Date.
“Permitted Affiliate Receivable” shall mean any Receivable (x) the Obligor of which is an Affiliate of any Originator (other than an Affiliate that is a Subsidiary of an Originator) which was originated in the ordinary course of the applicable Originator’s business on an arm’s length basis on terms comparable to those any other Receivable generated by the applicable Originator with respect to a third party Obligor and is payable in cash (and not an intercompany credit or offset of any nature) and (y) that has been approved in writing by each of the Managing Agents in their sole discretion. For the avoidance of doubt, there are no Permitted Affiliate Receivables as of the Closing Date.
“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Borrower or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Borrower or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or the Servicer is a party; (h) any judgment Lien not constituting a Termination Event under Section 8.01(g) of the Funding Agreement; (i) Liens existing on the Closing Date and listed on Schedule 5.03(b) of the Funding Agreement; and (j) presently existing or hereinafter created Liens in favor of the Buyer, the Borrower, the Lenders or the Administrative Agent under the Funding Agreement and the Related Documents.
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.
“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or any ERISA Affiliate of such Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party or any ERISA Affiliate of such Credit Party.
“PNC Committed Lender” shall mean PNC Bank, National Association and each other Lender party hereto from time to time as a “PNC Committed Lender”.
“PNC Lender Group” shall mean PNC Bank, National Association, as Managing Agent, and the PNC Committed Lenders.
Annex X41

“Portion of Advances” shall have the meaning assigned to it in Section 2.06 of the Funding Agreement.
“Power of Attorney” shall have the meaning assigned to it in Section 9.05 of the Sale Agreement or Section 9.03 of the Funding Agreement, as applicable.
“PRA” means the UK Prudential Regulation Authority.
“PRASR” means the Securitisation Part of the rulebook of published policy of the PRA.
“Prior Closing Date” shall mean November 12, 2010.
“Program Fee” shall have the meaning assigned to it in the Fee Letter.
“Program Support Agreement” means and includes, with respect to any Conduit Lender, any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Conduit Lender (or any related commercial paper issuer that finances the Conduit Lender), the issuance of one or more surety bonds for which the Conduit Lender (or such related issuer) is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Conduit Lender (or such related issuer) to any Program Support Provider of the Borrower Obligation outstanding to such Conduit Lender (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to the Conduit Lender (or such related issuer) in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.
“Program Support Provider” means and includes, with respect to any Conduit Lender, any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Lender (or any related commercial paper issuer that finances the Conduit Lender) or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Lender’s (or such related issuer’s) commercial paper program.
“Projections” shall mean the Parent’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements consistent with the historical financial statements of the Parent, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Commitment (excluding any Accordion Commitment) of that Lender by (ii) the Aggregate Commitment (excluding any Accordion Commitment), as such percentage may be adjusted by assignments permitted pursuant to Section 12.02 of the Funding Agreement; provided that if all of the Commitments are terminated pursuant to the terms of the Funding Agreement, then “Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (x) the sum of such Lender’s Advances (excluding
Annex X42

any Accordion Advanced Amount), by (y) the aggregate Outstanding Principal Amount (excluding any Accordion Advanced Amount).
“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.
“Rate Type” means Adjusted SMIR, the Base Rate or the CP Rate.
“Rating Agency” shall mean Moody’s or S&P.
“Ratings” means for any Conduit Lender or any other Lender which requires such a “Rating” in connection with the Funding Agreement, the ratings by the Rating Agencies of such Person of the indebtedness for borrowed money of such Person.
“Ratings Event” means, at any time of determination, two or more of the following events have occurred and are continuing: (i) any class of Parent’s non-credit enhanced long-term senior unsecured debt rated by S&P is rated below BB, or if no such Debt is then outstanding, Parent’s Long Term Corporate Rating by S&P is below BB (or Parent does not have a Long Term Corporate Family Rating by S&P), (ii) any class of Parent’s non-credit enhanced long-term senior unsecured debt rated by Fitch is rated below BB, or if no such Debt is then outstanding, Parent’s Long Term Corporate Rating by Fitch is below BB (or Parent does not have a Long Term Corporate Family Rating by Fitch) or (iii) any class of Parent’s non-credit enhanced long-term senior unsecured debt rated by Moody’s is rated below Ba2, or if no such Debt is then outstanding, Parent’ s Long Term Corporate Family Rating by Moody’s is below Ba2 (or Parent does not have a Long Term Corporate Family Rating by Moody’s).
“Ratings Period” means, each period (if any) (a) beginning on the date (if any) that is forty-five (45) days following the occurrence of a Ratings Event and (b) ending on the date (if any) following the commencement of such Ratings Period that no Ratings Event is continuing.
“Ratios” shall mean, collectively, the Default Ratio, the Default Trigger Ratio, the Delinquency Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Dilution Trigger Ratio, the Loss Reserve Ratio and the Receivables Collection Turnover.
“Receivable” shall mean, with respect to any Obligor:
(a)indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a monetary obligation) and whether or not earned by performance) arising from the provision of merchandise, goods or services by an Originator, or other Person approved by the Administrative Agent and the Lenders in their sole discretion, to such Obligor (or in the case of a Financing Receivable, to a third party), including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;
Annex X43

(b)all Liens and property subject thereto from time to time, if any, securing or purporting to secure any such indebtedness of such Obligor, whether pursuant to the related Contract or otherwise, together with all financing statements and other filings authorized by such Obligor relating thereto;
(c)all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness, whether pursuant to the related Contract or otherwise;
(d)any Returned Goods and documentation of title evidencing the shipment or storage of any goods relating to any sale giving rise to such Receivable;
(e)all Collections with respect to any of the foregoing;
(f)all Records with respect to any of the foregoing; and
(g)all proceeds with respect to any of the foregoing.
“Receivables Assignment” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.
“Receivables Collection Turnover” shall mean, subject to Section 2(e), as of any date of determination, the amount (expressed in days) equal to:
(a)a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) on the first day of the Settlement Period immediately preceding such date and (ii) the denominator of which is equal to the aggregate Collections received during such Settlement Period with respect to all Transferred Receivables (other than Specified Excluded Receivables), multiplied by
(b)the number of days per period contained in such Settlement Period.
“Receivables Collection Turnover Trigger” shall mean, as of any date of determination, the amount (expressed in days) equal to:
(a)a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) on the first day of the three (3) Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to the aggregate Collections received during such three (3) Settlement Periods with respect to all Transferred Receivables (other than Specified Excluded Receivables), multiplied by
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(b)the average number of days per period contained in such three (3) Settlement Periods.
“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.
    “Reference Time” with respect to any setting of the then-current Benchmark means 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting.
“Register” shall have the meaning assigned to it in Section 12.02(i) of the Funding Agreement.
“Regulatory Change” shall mean any change after the Prior Closing Date in any federal, state or foreign law, regulation (including Regulation D of the Federal Reserve Board), pronouncement by the Financial Accounting Standards Board or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority, the Financial Accounting Standards Board, or any central bank or comparable agency, charged with the interpretation or administration thereof, including an Accounting Based Consolidation Event, that, in each case, is applicable to any Affected Party; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.
“Related Committed Lenders” shall mean, with respect to any Discretionary Lender, the Committed Lenders in such Discretionary Lender’s Lender Group.
“Related Documents” shall mean each Account Agreement, the Sale Agreement, the Funding Agreement, the Revolving Notes, each Receivables Assignment, the Subordinated Notes, each Originator Support Agreement, the Fee Letter and all other agreements, instruments, documents and certificates delivered in connection therewith and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Funding Agreement or the transactions contemplated thereby. Any reference in the Sale Agreement, the Funding Agreement or any other Related Document to a Related Document shall include all Appendices
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thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.
“Release” shall have the meaning assigned to it in Section 2.08(c) of the Funding Agreement.
    “Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Reliant Administrator” shall mean TD or an Affiliate thereof, as administrator for the TD Discretionary Lenders.
“Repayment Notice” shall have the meaning assigned to it in Section 2.03(h) of the Funding Agreement.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA.
“Reporting Date” means the date each Monthly Report, Weekly Report or Daily Report, as applicable, is required to be delivered pursuant to Annex 5.02(a) to the Funding Agreement.
“Required Capital Amount” means, at any time of determination, an amount equal to (a) the Loss Reserve Ratio times 1.25 times the Net Receivables Balance plus (b) the Outstanding Balance of all Transferred Receivables (other than Charge-Offs) on which any amount is unpaid more than 90 days past its Maturity Date plus (c) the sum of the amount by which the aggregate Outstanding Balance of Eligible Receivables for each of the three largest Obligors exceeds the product of (A) the Concentration Percentage for such Obligor at such time multiplied by (B) the Outstanding Balance of all Eligible Receivables at such time.
“Requisite Lenders” shall mean, collectively, three or more Committed Lenders having in the aggregate more than fifty-one percent (51%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, three or more Committed Lenders having in the aggregate more than fifty-one percent (51%) aggregate Outstanding Principal Amount; provided that if at any time there are two or fewer Committed Lenders party to the Funding Agreement, “Requisite Lenders” shall mean each such Committed Lender.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Retiree Welfare Plan” shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to
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Section 4980B of the IRC or at the sole expense of the participant or the beneficiary of the participant.
“Returned Goods” shall mean, with respect to any Receivable, all right, title and interest of any Originator, the Borrower, the Administrative Agent or the Lenders, as applicable, in and to returned, repossessed or foreclosed goods and/or merchandise, the sale of which gave rise to such Receivable.
“Revolving Note” shall have the meaning assigned to it in Section 2.01(a)(ii) of the Funding Agreement.
“Rule 17g-5” shall mean Rule 17g-5 under the Securities Exchange Act of 1934 as such may be amended from time to time, and subject to such clarification and interpretation as has been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale” shall mean, with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Borrower in accordance with the terms of the Sale Agreement.
“Sale Agreement” shall mean that certain Third Amended and Restated Receivables Sale and Servicing Agreement, dated as of January 23, 2009, by and among each Originator, the Servicer and the Borrower, as the Buyer thereunder.
“Sale Price” shall mean, with respect to any Sale of any Sold Receivable, a price calculated by the Borrower and approved from time to time by the Administrative Agent equal to:
(a)the Outstanding Balance of such Sold Receivable, minus
(b)a discount reflecting the expected costs to be incurred by the Borrower in financing the purchase of such Sold Receivable until the Outstanding Balance of such Sold Receivable is paid in full, minus
(c)a discount reflecting the portion of such Sold Receivable that is reasonably expected by such Originator on the Transfer Date to become a Defaulted Receivable by reason of clause (b) of the definition thereof, minus
(d)a discount reflecting the portion of such Sold Receivable that is reasonably expected by such Originator on the Transfer Date to be reduced on account of Dilution Factors, minus
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(e)amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of such Sold Receivable;
provided that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Borrower, with respect to the calculations required in clauses (b) and (e) above.
“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any countrywide or territory-wide Sanctions, including, on the First Omnibus Amendment Effective Date, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine.
“Sanctioned Person” shall mean, at any time (i) a Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, and (ii) any Person controlled by any such Person.
“Sanctions” shall mean any international economic sanction or trade embargo administered or enforced by the United States government, including, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union (not to include those protecting against the effects of extraterritorial sanctions by other nations), Her Majesty’s Treasury or other relevant sanctions authority of OECD member countries.
“SECN” means the Securitisation Sourcebook of the FCA Handbook.
“Secured Parties” means the Lenders, the Administrative Agent, each Managing Agent, each Administrator and each of the Program Support Providers; provided that a Program Support Provider shall only be a Secured Party hereunder if such Program Support Provider is both a Lender hereunder and a regulated banking institution.
“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.
“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.
“Securitisation Regulation Rules” means the EU Securitisation Rules and the UK Securitisation Rules.
“Securitization Program” means, with respect to any Person, any financing or sales transaction or series of financing or sales transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may, directly or indirectly, sell, convey, or otherwise transfer, or grant a security interest in Receivables, accounts, payments, or receivables (whether such accounts, payments, or receivables are then existing or arising in the
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future), collections and other proceeds arising therefrom, any rights to future lease payments or residuals or similar rights to payment to, or any securitization related property to a special purpose Subsidiary or Affiliate of such Person.
“Servicer” shall have the meaning assigned to it in the preamble to the Sale Agreement.
“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Funding Agreement has been terminated.
“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the aggregate Outstanding Balance of Transferred Receivables on such day.
“Servicing Fee Rate” shall mean 1.00%.
“Servicing Fee Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) the Servicing Fee Rate, (ii) the aggregate Outstanding Balance of Transferred Receivables and (iii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.
“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.
“Settlement Date” shall mean (i) the twenty-second day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day), and (ii) from and after the occurrence of a Termination Event, any other day designated as such by the Administrative Agent in its sole discretion.
“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Prior Closing Date through and including the last day of the calendar month in which the Prior Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.
“SMBC Committed Lender” shall mean Sumitomo Mitsui Banking Corporation and each other Lender party hereto from time to time as an “SMBC Committed Lender”.
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“SMBC Discretionary Lender” shall mean Manhattan Asset Funding Company LLC and each Conduit Assignee thereof.
“SMBC Lender Group” shall mean the MAFC Administrator, SMBC Nikko Securities America, Inc., as Managing Agent, the SMBC Committed Lenders and the SMBC Discretionary Lenders.
    “SMIR” means, for any day during any Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking one-month term rate based on SOFR, as such rate is published by the CME Term SOFR Administrator on such day, or if such day is not a Business Day, as of the immediately preceding Business Day.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Adjustment” means 0.10%.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Obligor” shall mean one or more Class A Obligors, Class B Obligors, Class C Obligors or Class D Obligors whose “Individual Obligor Percentage” of Eligible Receivables (as specified in the definition of “Concentration Percentage”) is adjusted as permitted under the Funding Agreement to a percentage greater than such “Individual Obligor Percentage” of Eligible Receivables, which adjustment has been approved in writing as a Special Obligor by notice substantially in the form of Annex Z to the Funding Agreement, following a
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request by the Parent to the Administrative Agent. Any Lender may revoke Special Obligor status at any time. The Special Obligors as of the Closing Date, and the “Individual Obligor Percentages” applicable to each, shall be as set forth in the Fee Letter until such status is revoked by any Lender.
“Specified Excluded Receivable” shall include (i) any Receivable the Obligor of which is an Excluded Obligor of the type described in clause (a) of the definition of “Excluded Obligor” and (ii) any Transferred Receivable which is not an “Eligible Receivable” because it is not due and payable within 120 days after its Billing Date (i.e., a “long term receivable”).
“Specified Filings” shall mean each of the UCC financing statements attached as an annex to the Fee Letter.
“Specified Filing Documents” shall mean each sale agreement, factoring agreement, assignment agreement, assignment and sale agreement, purchase agreement, accounts receivable purchase agreement or related document or agreement entered into in connection with any Specified Filing.
“SR 2024” means the UK Securitisation Regulations 2024 (SI 2024/102), as amended by the UK Securitisation (Amendment) Regulations 2024 (SI 2024/705).
“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).
“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.
“Subordinated Loan” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.
“Subordinated Note” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.
“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.
“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Sale Agreement relating to the servicing, administration or collection of the Transferred Receivables.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing
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similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.
“Successor Servicer” shall have the meaning assigned to it in Section 9.02 of the Sale Agreement.
“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Managing Agent and the Administrative Agent.
“Synthetic Lease” shall mean, as to any Person, (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of real or personal property, in each case, creating obligations that may not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.
“TD” shall mean The Toronto-Dominion Bank.
“TD Committed Lender” shall mean The Toronto-Dominion Bank, and each other Lender party hereto from time to time as a “TD Committed Lender”.
“TD Discretionary Lender” shall mean Reliant Trust, GTA Funding LLC, and each other Lender party hereto from time to time as a “TD Discretionary Lender”.
“TD Lender Group” shall mean the Reliant Administrator, The Toronto-Dominion Bank, as Managing Agent, the TD Discretionary Lenders and the TD Committed Lenders.
“Termination Date” shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under the Funding Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Facility Limit has been irrevocably reduced to zero in accordance with the provisions of Section 2.02(b) of the Funding Agreement.
“Termination Event” shall have the meaning assigned to it in Section 8.01 of the Funding Agreement.
“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Credit Party or any ERISA Affiliate of such Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
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“Top Ten Obligor” means, at any time of determination, the Obligors that have the ten largest Obligor Percentages at such time.
“Transaction Parties” means the Originators, the Servicer and, if the Parent is not the Servicer, the Parent.
“Transfer” shall mean any Sale or contribution (or purported Sale or contribution) of Transferred Receivables by any Originator to the Borrower pursuant to the terms of the Sale Agreement.
“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.
“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.
    “U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.
“UK” means the United Kingdom of Great Britain and Northern Ireland.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within the scope of the rules in the FCA Handbook relating to the Bank Recovery and Resolution Directive (as amended from time to time, including to reflect The Bank Recovery and Resolution and Miscellaneous Provisions (Amendment) (EU Exit Regulations) 2018) promulgated by the FCA, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Securitisation Framework” means, collectively, (a) the SR 2024, (b) the SECN, (c) the PRASR and (d) relevant provisions of the FSMA.
“UK Securitisation Rules” means the UK Securitisation Framework, together with (a) all relevant guidance, policy statements and directions relating to the application of the UK Securitisation Framework or other applicable rules published by the FCA and/or the PRA
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and/or The Pensions Regulator (or their successors), (b) any guidelines relating to the application of the EU Securitisation Regulation which are applicable in the United Kingdom and (c) any other applicable laws, acts, statutory instruments, rules, guidance or policy statements published or enacted relating to the UK Securitisation Framework, in each case as may be further amended from time to time.
    “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unapproved Receivable” shall mean any receivable (i) with respect to which the Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition by such Originator of another Person, or (ii) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and the Lenders and then only for the period prior to any such approval.
“Underfunding” shall mean, with respect to any Title IV Plan, the excess, if any, of (a) the present value of all benefits under the Title IV Plan (based on the assumptions used to fund the Title IV Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Title IV Plan as of such valuation date.
“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03 of the Sale Agreement.
“USA Patriot Act” means Title III of Pub. L. 107 56 (signed into law October 26, 2001).
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder
“Voting Equity Interests” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Weighted Average Cost" means the sum, without duplication, of (i) the actual interest accrued during such Interest Period (or portion thereof) on outstanding Commercial Paper issued by the Crédit Agricole Discretionary Lender, (ii) the commissions of placement agents and dealers as allocated by the Atlantic Administrator in respect of such Commercial Paper, (iii) any other issuance costs allocated by the Atlantic Administrator in respect of such Commercial Paper, (iv) interest accrued to fund small or odd dollar amounts as allocated by the Atlantic Administrator in respect of such Commercial Paper, (v) interest accrued on other borrowings, including loans made by the conduit’s Atlantic Administrator or its affiliates (such interest rate not to exceed, on any day, the Federal Funds Rate in effect on such day plus 0.60%) as allocated by the Atlantic Administrator; (vi) any costs associated with Federal Reserve or
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government sponsored liquidity or funding programs as determined by the Atlantic Administrator, (vii) incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the Crédit Agricole Discretionary Lender, and (viii) any and all accrued and unpaid yield, costs or discount otherwise allocable by Crédit Agricole Discretionary Lender to the funding or maintenance of such Conduit Net Investment.
“Weekly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.
“Welfare Plan” means a Plan described in Section 3(i) of ERISA.
“Wells Committed Lender” shall mean Wells Fargo Bank, National Association, and each other Lender party hereto from time to time as a “Wells Committed Lender”.
“Wells Lender Group” shall mean Wells Fargo Bank, National Association, as Managing Agent, and the Wells Committed Lenders.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, transfer or dilute shares issued by a UK Financial Institution, to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield” means:
(i)for any Portion of Advances during any Interest Period to the extent a Conduit Lender funds such Portion of Advances through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),
(ii)for any Portion of Advances funded by a Committed Lender and for any Portion of Advances to the extent a Conduit Lender or a Discretionary Lender will not be funding such Portion of Advances through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),
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where
AR    =     the Alternate Rate for such Portion of Advances for such Interest Period,
CPR     =    the CP Rate for such Conduit Lender for such Portion of Advances for such Interest Period (as determined by the applicable Administrator on or prior to the fifth (5th) Business Day of the calendar month next following such Interest Period),
D    =    the actual number of days during the applicable Interest Period, and
I    =    the weighted average of such Portion of Advances outstanding during such Interest Period;
provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; provided further that at all times after the declaration or automatic occurrence of any Termination Event, Yield for all Portion of Advances shall be payable at the Default Rate; provided further that notwithstanding the forgoing, all computations of Yield based on the Base Rate shall be based on a year of 365 or 366 days, as applicable.
SECTION 2.Other Terms and Rules of Construction.
(a)Accounting Terms. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.
(b)Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.
(c)Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer
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to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to any amount on any date of determination means such amount as of the close of business on such date of determination. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.
(d)Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.
(e)Future Adjustments. At any time the results of any annual audit report provided under Section 7.05(g) of the Funding Agreement indicate that one or more adjustments or revisions to the Related Documents would be appropriate in the reasonable judgment of the Administrative Agent (in consultation with the Lenders), the Borrower agrees to consult in good faith with the Administrative Agent regarding entering into an amendment to the Related Documents in accordance with Section 12.07 of the Funding Agreement or any other applicable amendment restrictions set forth the Related Documents to effectuate such adjustments or revisions.

Annex X57